Exhibit 99.1

Scientific Games Announces Results of Cash Tender Offer and Consent Solicitation for its 6.25%
Senior Subordinated Notes Due 2012

NEW YORK, October 6, 2010 — Scientific Games Corporation (Nasdaq: SGMS) (the “Company”) announced today the expiration and final results of the previously announced tender offer for any and all of its 6.25% Senior Subordinated Notes due 2012 (the “Notes”) (CUSIP No. 80874PAG4). The tender offer expired at 12:00 midnight, New York City time, on October 5, 2010 (the “Expiration Date”).

As of the Expiration Date, based on final information provided to the Company by Global Bondholder Services Corporation, the information agent for the tender offer, $107,617,000 in aggregate principal amount of the Notes, including $107,562,000 previously tendered prior to the early tender deadline of September 21, 2010, representing 57.53% of the aggregate principal amount of the outstanding Notes, had been validly tendered in the tender offer. All Notes validly tendered and not validly withdrawn in the tender offer have been accepted for payment by the Company. Payment for the Notes purchased pursuant to the tender offer after the early tender deadline was made in same day funds on October 6, 2010.

On September 22, 2010, the Company completed a consent solicitation under which tendering holders consented to proposed amendments to the indenture governing the Notes to eliminate substantially all restrictive covenants and certain default provisions in the indenture.  The Company entered into a supplemental indenture with the trustee for the Notes to implement these changes, which became effective on September 22, 2010, upon the Company’s acceptance of the tendered Notes.  The consent solicitation received approval from approximately 57.5% of the outstanding principal amount of the Notes.

J.P. Morgan Securities LLC acted as the dealer manager and solicitation agent. Global Bondholder Services Corporation acted as information agent.  Any requests for the Offer to Purchase and the related Letter of Transmittal should be directed to Global Bondholder Services Corporation, whose address and telephone number are as follows:

Global Bondholder Services Corporation
65 Broadway — Suite 723
New York, New York 10006

Holders call toll-free: (866) 857-2200
Banks and Brokers call: (212) 430-3774
Fax: (212) 430-3775

This press release is for informational purposes only and shall not constitute an offer to purchase nor a solicitation for acceptance of the tender offer and consent solicitation described above.  The tender offer and consent solicitation was made only pursuant to the Offer to Purchase dated September 8, 2010 and the related Letter of Transmittal.

About Scientific Games

Scientific Games Corporation is a global leader in providing customized, end-to-end gaming solutions to lottery and gaming organizations worldwide.  Scientific Games’ integrated array of products and services include instant lottery games, lottery gaming systems, terminals and services, and internet applications, as well as server-based interactive gaming machines.  Scientific Games serves customers in approximately 50 countries. In 2009, the Company had over $900 million in revenue and approximately 4,000 employees. For more information, please visit our web site at www.scientificgames.com.

Company Contact:

Cindi Buckwalter, Investor Relations

(212) 754-2233

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance.  Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions; technological change; retention and renewal of existing contracts and entry into new or revised contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; inability to benefit from, and risks associated with, joint ventures and strategic investments and relationships; seasonality; inability to identify and capitalize on trends and changes in the lottery and gaming industries; inability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; fluctuations in foreign currency exchange rates and other factors associated with foreign operations; influence of certain stockholders; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in our periodic reports. Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.